Exhibit 99.16

Valerie Haertel, Investor Relations 212.969.6414 ir@alliancebernstein.com	John Meyers, Media 212.969.2301 pr@alliancebernstein.com

News Release

AllianceBernstein Announces April 30, 2006 Assets Under Management

New York, NY, May 9, 2006 – AllianceBernstein Holding L.P. (NYSE: AB) and AllianceBernstein L.P. (“AllianceBernstein”) today reported that preliminary assets under management increased by approximately $17 billion, or 2.8%, in the month of April to $635 billion due to generally favorable investment returns, particularly in global and international services, and positive net flows in all distribution channels.

ALLIANCEBERNSTEIN L.P.
ASSETS UNDER MANAGEMENT

($ billions)

	At April 30, 2006 (preliminary)				At Mar 31, 2006
	Institutional Investments	Retail	Private Client	Total	Total
Equity
Growth	$91	$52	$20	$163	$160
Value	179	55	42	276	263
Total Equity	270	107	62	439	423

Fixed Income	107	36	22	165	164

Index/Structured	25	6	0	31	31

Total	$402	$149	$84	$635	$618

	At March 31, 2006

Total	$390	$146	$82	$618

About AllianceBernstein

AllianceBernstein is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. AllianceBernstein is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios. Through its subsidiary, Sanford C. Bernstein & Co., LLC, AllianceBernstein provides in-depth research, portfolio strategy and trade execution to the institutional investment community.

At March 31, 2006, AllianceBernstein Holding L.P. (“Holding”) owned approximately 32.7% of the issued and outstanding AllianceBernstein Units. AXA Financial was the beneficial owner of approximately 60.2% of the AllianceBernstein Units at March 31, 2006 (including those held indirectly through its ownership of approximately 1.7% of the issued and outstanding Holding Units) which, including the general partnership interests in AllianceBernstein and Holding, represent an approximate 60.6% economic interest in AllianceBernstein. AXA Financial is a wholly-owned subsidiary of AXA, one of the largest global financial services organizations.

Forward-Looking Statements

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance we achieve for our clients, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax rates. We caution readers to carefully consider our forward-looking statements in light of these factors. Further, these forward-looking statements speak only as of the date on which such statements are made; we undertake no obligation to update any forward-looking statements to reflect subsequent events or circumstances. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” in Part I, Item 1A of Form 10-K for the year ended December 31, 2005 and Part II, Item 1A of Form 10-Q for the quarter ended March 31, 2006. Any or all of the forward-looking statements that we make in Form 10-K, Form 10-Q, this news release, or any other public statements we issue may turn out to be wrong. Please remember that factors other than those listed in “Risk Factors” could also adversely affect our revenues, financial condition, results of operations, and business prospects.